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                                                               Exhibit 99.1
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     CONTACT:  Kekst and Company
               James Fingeroth
               Wendi Kopsick
               (212) 593-2655

                                                      FOR IMMEDIATE RELEASE
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              JPS TEXTILE GROUP SIGNS DEFINITIVE AGREEMENT TO SELL
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              AUTOMOTIVE PRODUCTS AND SYNTHETIC INDUSTRIAL FABRICS
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                       BUSINESSES TO FOAMEX INTERNATIONAL
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     GREENVILLE, SOUTH CAROLINA, May 26, 1994 -- JPS Textile Group, Inc.
     announced today that it has signed a definitive agreement to sell its automotive products and synthetic industrial fabrics businesses to JPS Automotive Products Corp., a wholly-owned subsidiary of Foamex International Inc. (NASDAQ: FMXI), for a purchase price of approximately $272 million (which includes approximately $8 million in assumed long-term debt).

     Consummation of the transaction with Foamex and JPS Automotive is contingent upon, among other things, the obtaining of certain necessary third party consents and approvals and the securing of financing by Foamex.

     As part of the transaction with Foamex, JPS Automotive Products Corp. has filed an amendment to its registration statement with the Securities and Exchange Commission for the sale of $180 million aggregate principal amount of senior notes, the net proceeds of which will be used to finance a portion of the purchase price.

     JPS Textile Group intends to utilize the net proceeds after taxes from the sale of these businesses to retire indebtedness in accordance with the terms of its indentures and credit agreements.

     JPS Textile Group, Inc. is one of the largest diversified domestic manufacturers of textile and textile related products, principally for the apparel fabric, industrial and home fashion markets.

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